Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the Effective Date (defined in Exhibit A) by and among HBT Financial, Inc., a Delaware corporation (“HBT”), Heartland Bank and Trust Company, an Illinois state chartered bank (the “Bank,” and together with HBT, “Heartland”), and Employee (defined in Exhibit A) (“you”).

All references in this Agreement to Exhibit A are to Exhibit A hereto.

RECITALS

A.            Heartland desires to continue to employ you in the Position (defined in Exhibit A) under the terms of this Agreement, and you desire to continue to be so employed.

B.            Heartland and you have made commitments to each other on a variety of important issues concerning your employment, including the performance that will be expected of you, the compensation you will be paid, how long and under what circumstances you will remain employed and the financial details relating to any decision that either Heartland or you may make to terminate this Agreement.

C.            Heartland and you desire to terminate any existing employment, professional services, consulting, or other services agreements (each, a “Prior Agreement”) between you and HBT, the Bank, or any Affiliate.

AGREEMENTS

In consideration of the foregoing and the mutual promises and covenants of you and Heartland set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and Heartland, intending to be legally bound, hereby expressly covenant and agree as follows:

1.              Prior Agreements. Any and all Prior Agreements are terminated in their entirety as of the Effective Date.

2.              Employment Period. Heartland will employ you, and you will be employed, during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” will be the period beginning on the Effective Date and ending on the Initial Expiration Date (defined in Exhibit A), unless terminated earlier under Section 5 below, provided that the Employment Period will automatically be extended for 1 additional year beginning on the Initial Expiration Date and on each December 31st thereafter unless either party hereto notifies the other, by written notice delivered no later than 60 days before such December 31st, that the Employment Period will not be extended for an additional year.

3.              Duties. During the Employment Period, you will devote your full business time, energies, and talents to serving in the Position, at the direction of HBT’s Board of Directors (the “Board”), the Bank’s Board of Directors, and the Reporting Person (defined in Exhibit A). You will have such duties and responsibilities as may be assigned to you from time to time by the Reporting Person, which duties and responsibilities will be commensurate with your Position. You will perform all duties assigned to you faithfully and efficiently, subject to the direction of the Reporting Person. You will have such authorities and powers as are inherent to the undertakings applicable to your Position and necessary to carry out the responsibilities and duties required of you under this Agreement. You will perform the duties required by this Agreement at Location of Employment (defined in Exhibit A), or such other location agreed to by you and Heartland, unless the nature of such duties requires otherwise. Notwithstanding the foregoing terms of this Section 3, during the Employment Period, you may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious, or similar nature (including professional associations) to the extent such activities do not, in the judgment of the Reporting Person, inhibit, prohibit, interfere with, or conflict with your duties under this

Agreement or conflict in any material way with the business of Heartland or any Affiliate; provided, however, that you will not serve on the board of directors of any business (other than Heartland or an Affiliate) or hold any other position with any business without receiving the prior written consent of the Reporting Person.

4.              Compensation and Benefits. Subject to the terms of this Agreement, during the Employment Period, Heartland will compensate you for your services as follows:

a.              Base Salary. You will be entitled to receive a salary at an annual rate of the Base Salary (defined in Exhibit A), which will be payable in accordance with the normal payroll practices of Heartland then in effect. Beginning on the first January 1st after the Effective Date and on each January 1st thereafter during the Employment Period, your Base Salary will be reviewed by the Board or its designee.

b.              Annual Bonuses. You will be eligible to receive performance-based annual incentive bonuses (each, an “Incentive Bonus”) for each fiscal year ending during the Employment Period. Any such Incentive Bonus will be paid to you within 30 days of the completion of the respective fiscal year audit by Heartland’s auditor, but in no event later than 74 days after the close of each such fiscal year. During the Employment Period, your target Incentive Bonus opportunity will be as determined by the Board or its designee from time to time, subject at all times to the discretion of the Board or its designee; provided, however, that as of the Effective Date, your target Incentive Bonus opportunity will be the Target Bonus (defined in Exhibit A). The Board or its designee will establish reasonable performance goals necessary for you to receive an Incentive Bonus (the “Performance Goals”), and your actual Incentive Bonus will scale above and below the Target Bonus in proportion to your achievement of the Performance Goals. For the avoidance of doubt, your actual Incentive Bonus payable for any year may be $0.

c.               Employee Benefits. You will be eligible to participate, subject to the terms thereof, in all incentive plans and programs of Heartland as may be in effect from time to time with respect to similarly situated and performing senior executives of Heartland, on as favorable a basis as other similarly situated and performing senior executives of Heartland. During the Employment Period, you and your dependents (where applicable) will be eligible to participate, subject to the terms thereof, in all retirement plans and all medical, dental, vision, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans and programs of Heartland as may be in effect from time to time with respect to similarly situated and performing senior executives of Heartland, on as favorable a basis as other similarly situated and performing senior executives of Heartland.

d.              Paid Time Off. You will be entitled to accrue paid time off (“PTO”) at a rate of Annual PTO Days (defined in Exhibit A) per calendar year, subject to Heartland’s PTO programs and policies, including with respect to forfeiture of unused PTO days, as may be in effect during the Employment Period.

e.               Reimbursements. You will be eligible for reimbursement of all reasonable business expenses that you actually incur in the course of performing your duties and responsibilities under this Agreement, subject to Heartland’s reimbursement programs and policies as may be in effective during the Employment Period.

5.              Termination and Rights upon Termination. Your right to compensation, if any, upon Termination will be determined in accordance with this Section 5. Section 5.f below contains certain definitions applicable under this Section 5 and this Agreement overall.

a.              Minimum Benefits. Upon your Termination for any reason, you will be entitled to the Minimum Benefits from Heartland, in addition to any other compensation to which you may be entitled under this Section 5, under the express terms of any Heartland or Affiliate employee benefit plan, or under applicable law.

b.              Termination for Cause, Disability, Death, Resignation, Non-Extension. Upon your Termination for any reason other than Involuntary Termination—including your Termination (i) for Cause, (ii) due to your Disability, (iii) due to your death, (iv) initiated by you without Good Reason, or (v) due to non-extension of the Employment Period by you in accordance with Section 2 above—then, other than the Minimum Benefits, you will have no right to compensation under this Agreement (and Heartland will have no obligation to provide any such compensation) for periods after your Termination.

c.               Involuntary Termination. If you incur an Involuntary Termination, then, in addition to the Minimum Benefits, Heartland will provide you the following compensation (the “Severance Benefits”), subject to Section 5.c.iii below:

i.                  Outside a Covered Period. If your Involuntary Termination occurs outside of a Covered Period, you will be entitled to continued payment of your Base Salary for Outside Covered Period Severance Months (defined in Exhibit A), in accordance with Heartland’s normal payroll practices, commencing on the 60th day following your Involuntary Termination;

ii.               Inside a Covered Period. If your Involuntary Termination occurs inside a Covered Period, you will be entitled to the following Severance Benefits:

A.            a lump sum payment equal to Covered Period Severance Amount (defined in Exhibit A), payable upon your Involuntary Termination; and

B.            a lump sum payment equal to the cost of COBRA Months (defined in Exhibit A) of COBRA premiums as of your Involuntary Termination, payable upon your Involuntary Termination.

iii.            Release. Notwithstanding anything in this Agreement to the contrary, no Severance Benefits will be owed to you unless you execute and deliver to Heartland a general release and waiver of claims against Heartland and each Affiliate within 45 days after your Termination, and any applicable revocation period has expired before 60 days after your Termination.

d.              Other Benefits. Your rights after a Termination with respect to any benefits, incentives, or awards provided to you under any plan, program, or arrangement sponsored or maintained by Heartland or an Affiliate, whether tax-qualified or not, which are not specifically addressed in this Agreement, will be subject to the terms of such plan, program, or arrangement, and this Agreement will have no effect upon such terms except as specifically provided herein.

e.               Removal from any Boards and Positions. Upon Termination, you will be deemed to resign (i) if a member, from any board to which you have been appointed or nominated by or on behalf of Heartland or an Affiliate, (ii) from each position with Heartland and each Affiliate, including as an officer of Heartland and each Affiliate, and (iii) as a fiduciary of any employee benefit plan of Heartland or an Affiliate.

f.                Definitions.

“Affiliate” means: (a) any corporation, trade, or business that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets, or an equivalent ownership interest or voting interest) by HBT or the Bank; (b) any trade or business that directly or indirectly controls 50% or more (whether by ownership of stock, assets, or an equivalent ownership interest or voting interest) of HBT or the Bank; and (c) any other entity in which HBT or the Bank has a material equity interest.

“Cause” means any of the following acts or omissions committed by you:

i.                  material breach of any written agreement entered into with Heartland or an Affiliate, including this Agreement;

ii.               material failure to adhere to, or material breach of, any written Heartland or Affiliate policy, code of conduct, rule, or procedure;

iii.            misconduct, dishonesty, fraud, negligence, malfeasance, intentional misrepresentation, moral turpitude, illegality, harassment, or insubordination, which subjects, or if generally known would subject, Heartland or an Affiliate, or any customer or client or former customer or client of Heartland or an Affiliate (collectively, the “Heartland Parties”) to financial or reputational harm or public ridicule or embarrassment;

iv.           breach of a fiduciary duty owed to a Heartland Party;

v.              commission of a criminal act, whether or not performed in the workplace, that subjects, or if generally known would subject, a Heartland Party to financial or reputational harm or public ridicule or embarrassment; or

vi.           improper or intentional conduct causing material financial or reputational harm to a Heartland Party.

A Termination for Cause will be deemed to include a determination by Heartland after your Termination that circumstances existing before your Termination would have entitled Heartland or an Affiliate to have terminated your service for Cause.

“Change in Control” means:

i.                  any “person,” as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than HBT, any trustee or other fiduciary holding securities under any employee benefit plan of HBT, or any company owned, directly or indirectly, by the HBT stockholders in substantially the same proportions as their ownership of HBT common stock), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of HBT representing 50% or more of the combined voting power of HBT’s then outstanding securities;

ii.               during any period of 24 consecutive calendar months, individuals who were directors serving on the Board on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the HBT stockholders was approved by a vote of at least 2/3 of the Incumbent Directors will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case other than the Board;

iii.            consummation of a reorganization, merger, consolidation, or other business combination (any of the foregoing, a “Business Combination”) of HBT or any direct or indirect subsidiary of HBT with any other corporation, in any case with respect to which HBT voting securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of HBT or any ultimate parent thereof) more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of HBT (or its successor) or any ultimate parent thereof after the Business Combination; or

iv.           a complete liquidation or dissolution of HBT or the consummation of a sale or disposition by HBT of all or substantially all of HBT’s assets other than the sale or disposition of all or substantially all of the assets of HBT to a person or entity who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of HBT at the time of the sale.

Notwithstanding the foregoing terms of this definition, with respect to any amount that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A, an event will not be considered to be a Change in Control under this Agreement for purposes of payment of such amount unless such event is also a “change in control event” within the meaning of Section 409A. Further notwithstanding the foregoing terms of this definition, the occurrence of the date on which HBT consummates the sale of its common stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act (the “Registration Date”), or any change in the composition of the Board within 1 year after the Registration Date, will not be considered a Change in Control.

“Covered Period” means the period beginning upon a Change in Control and ending 12 months after the Change in Control.

“Disability” means that (i) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of Heartland.

“Good Reason” means the occurrence of any one of the following events, unless you agree in writing that such event will not constitute Good Reason:

i.                  a material and adverse change in the nature, scope, or status of your position, authorities, or duties;

ii.               a reduction of 10% or more in your Base Salary or Target Bonus opportunity;

iii.            relocation of your primary place of employment by more than 25 miles;

iv.           a material breach by Heartland of this Agreement.

Notwithstanding anything in this definition to the contrary, before your Termination for Good Reason, you must give Heartland written notice of the existence of any condition set forth in clause i. – iv. immediately above within 30 days of the date you become (or reasonably should have become) aware of its existence and Heartland will have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason. If, during such 30-day period, Heartland cures the condition giving rise to Good Reason, the condition will not constitute Good Reason.

“Involuntary Termination” means your Termination either initiated:

i.                  by Heartland without Cause, including non-extension of the Employment Period by Heartland without Cause in accordance with Section 2 above (but not including your Termination due to death or Disability); or

ii.               by you for Good Reason (but not including non-extension of the Employment Period by you in accordance with Section 2 above).

“Minimum Benefits” means, as applicable, the following:

i.                  your earned but unpaid Base Salary for the period ending on your Termination;

ii.               your earned but unpaid Incentive Bonus, if any, for any completed fiscal year preceding your Termination, payable within 30 days of your Termination; provided, however, that you will not, in any event, be entitled to any Incentive Bonus if your Termination is for Cause; and

iii.            your accrued but unpaid PTO for the period ending on your Termination.

“Termination” means termination of your employment with Heartland and all Affiliates, after the Effective Date and before the end of the Employment Period.

6.              Restrictive Covenants. You acknowledge that you have been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of Heartland and the Affiliates, which, if exploited by you, would seriously, adversely, and irreparably affect the interests of Heartland and the Affiliates and the ability of each to continue its business; you therefore will be bound by the restrictions contained in this Section 6 (the “Restrictive Covenants”).

a.              Confidential Information.

i.                  You acknowledge that, during the course of your employment with Heartland, you may produce and have access to confidential or proprietary, non-public information concerning the Heartland Parties, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). You will not, at any time, directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than Heartland, except to the extent such disclosure is authorized in writing by the Reporting Person, required by law or any competent administrative agency or judicial authority, or otherwise as necessary or appropriate in connection with the performance of your duties under this Agreement. If you receive a subpoena or other court order or are otherwise required by law to provide information to a governmental authority or other person concerning the activities of Heartland or an Affiliate, or your activities in connection with the business of Heartland or an Affiliate, you will immediately notify the Reporting Person of such subpoena, court order, or other requirement and deliver forthwith a copy thereof and any attachments and non-privileged correspondence related thereto. You will take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. You will abide by Heartland’s policies respecting avoidance of interests conflicting with those of Heartland or an Affiliate.

ii.               You will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, you have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. You also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement will be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means.

iii.            Nothing contained in this Agreement, including this Section 6.a, will limit your ability to file a charge or complaint with any governmental, administrative, or judicial agency (each, an “Agency”) under any applicable whistleblower statute or program (each, a “Whistleblower Program”). You acknowledge that nothing in this Agreement or this Section 6.a limits (A) your ability to communicate in connection with a charge or complaint under any Whistleblower Program with any Agency or otherwise participate in any investigation or proceeding that may be conducted by such Agency, including providing documents or other information, without notice to Heartland or any Affiliate, or (ii) your right to receive an award for information provided to such Agency under any Whistleblower Program.

b.              Documents and Property.

i.                  All records, files, documents, and other materials or copies thereof relating to the business of Heartland or an Affiliate that you prepare, receive, or use will be and remain the sole property of Heartland and, other than in connection with the performance of your duties under this Agreement, may not be removed from the premises of Heartland or an Affiliate without Heartland’s prior written consent, and will be promptly returned to Heartland upon your Termination, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials.

ii.               You acknowledge that your access to and permission to use Heartland’s and the Affiliates’ computer systems, networks, and equipment, and all Heartland and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of Heartland. Any other access to or use of such systems, network, equipment, and information is without authorization and is prohibited except you may use a Heartland-provided computer for reasonable personal use in accordance with Heartland’s technology use policy as in effect from time to time. The restrictions contained in this Section 6.b extend to any of your personal computers or other electronic devices that are used for business purposes relating to Heartland or an Affiliate. You may not transfer any Heartland or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to Heartland. Upon your Termination, your authorization to access and permission to use Heartland’s and the Affiliates’ computer systems, networks, and equipment, and any Heartland and Affiliate information contained therein, will cease.

c.               Non-Competition and Non-Solicitation. You and Heartland have agreed that the primary service area of Heartland’s operations, including its lending and deposit taking functions, in which you will actively participate extends to an area that encompasses a 25-mile radius from each banking or other office location of Heartland and each Affiliate where you have provided services to Heartland or an Affiliate during the 6-month period immediately before your Termination (the “Restricted Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and your employment with Heartland, you, during your employment with Heartland and during the Restricted Period (as defined in Exhibit A), whether your employment termination occurs during the Employment Period or thereafter, will not directly or indirectly do any of the following:

i.                  Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend your name or any similar name to, lend your credit to or render services or advice to, in each case in the capacity that you provided services to Heartland or an Affiliate, any person, firm, partnership, corporation, or trust that owns, operates, or is in the process of forming a bank, savings bank, savings and loan association, credit union, or similar financial institution (each, a “Financial Institution”) with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided, however, that your ownership of shares of capital stock of any Financial Institution, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than 5% of the institution’s outstanding capital stock, will not violate any terms of this Agreement;

ii.               Either on your own behalf or on behalf of any Financial Institution: (A) induce or attempt to induce any employee of Heartland or any Affiliate with whom you had significant contact to leave the employ of

Heartland or any Affiliate; (B) in any way interfere with the relationship between Heartland or any Affiliate and any employee of Heartland or any Affiliate with whom you had significant contact; or (C) induce or attempt to induce any customer, supplier, licensee, or business relation of Heartland or any Affiliate with whom you had significant contact to cease doing business with Heartland or any Affiliate or in any way interfere with the relationship between Heartland or any Affiliate and their respective customers, suppliers, licensees, or business relations with whom you had significant contact;

iii.            Either on your own behalf or on behalf of any Financial Institution, solicit the business of any person or entity known to you to be a customer of Heartland or any Affiliate, where you had significant contact with such person or entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of Heartland or any Affiliate; or

iv.           Serve as the agent, broker, or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restricted Area, with respect to products, activities, or services that you devoted time to on behalf of Heartland or any Affiliate and that compete in whole or in part with the products, activities, or services of Heartland or any Affiliate.

d.              Works Made for Hire Provisions. You and Heartland acknowledge that all work performed by you for Heartland or any Affiliate will be deemed a “work made for hire.” Heartland will at all times own and have exclusive right, title, and interest in and to all Confidential Information and Inventions, and Heartland will retain the exclusive right to license, sell, transfer, and otherwise use and dispose of the same. Any and all enhancements of the technology of Heartland or any Affiliate that are developed by you will be the exclusive property of Heartland. You hereby assign to Heartland any right, title, and interest in and to all Inventions that you may have, by law or equity, without additional consideration of any kind whatsoever from Heartland or any Affiliate. You will execute and deliver any instruments or documents and do all other things (including the giving of testimony) requested by Heartland (both during and after your Termination) in order to vest more fully in Heartland all ownership rights in the Inventions (including obtaining patent, copyright, or trademark protection therefor in the United States or foreign countries). “Inventions” means all systems, procedures, techniques, manuals, databases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas, and software conceived, compiled, or developed by you in the course of your employment with Heartland or any Affiliate or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing sentence, Inventions will not include: (i) any inventions independently developed by you and not derived, in whole or part, from any Confidential Information or (ii) any invention made by you before your exposure to any Confidential Information.

e.               Remedies for Breach of Restrictive Covenant. You have reviewed this Agreement with legal counsel, or have been given adequate opportunity to seek such counsel, and you acknowledge that Restrictive Covenants are reasonable with respect to their duration, geographical area, and scope. You further acknowledge that the Restrictive Covenants are reasonable and necessary for the protection of the legitimate business interests of Heartland, that they create no undue hardships, that any violation of the Restrictive Covenants would cause substantial injury to Heartland and such interests, and that such Restrictive Covenants were a material inducement to Heartland to enter into this Agreement. In the event of any violation or threatened violation of any Restrictive Covenants, Heartland, in addition to and not in limitation of, any other rights, remedies, or damages available to it under this Agreement or otherwise at law or in equity, will be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by you and any and all persons directly or indirectly acting for or with you.

f.                Other Agreements. In the event of the existence of any other agreement between you and Heartland or an Affiliate that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the terms of this Section 6, then the more restrictive of such terms from such agreements will control for the period during which such agreements would otherwise be in effect.

g.               Tolling. If you violate any of the terms of the Restrictive Covenants, the obligation at issue will run from the first date on which you cease to be in violation of such obligation.

7.              Notices. Notices and all other communications under this Agreement will be in writing and will be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to Heartland, to Heartland’s principal headquarters to the attention of the Reporting Person; and if to you, to your most recent address on file with Heartland, or, in either case, to such other address as either party hereto may furnish to the other in writing, except that notices of changes of address will be effective only upon receipt.

8.              Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement will be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

9.              Mandatory Arbitration. Except as provided in Section 6 above, if any dispute or controversy arises under or in connection with this Agreement, and such dispute or controversy cannot be settled through negotiation, you and Heartland will first try in good faith to settle the dispute or controversy by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. If such mediation is not successful, the dispute or controversy will be settled exclusively by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, Heartland may resort to the Circuit Court of McLean County, Illinois for injunctive and such other relief as may be available if you engage in conduct, after termination of your employment with Heartland and its Affiliates, that amounts to a violation of the Illinois Trade Secrets Act, amounts to unlawful interference with the business expectations of Heartland or any Affiliate, or violates the Restrictive Covenants. The FDIC may appear at any arbitration hearing but any decision made thereunder will not be binding on the FDIC.

10.       Entire Agreement. This Agreement constitutes the entire agreement between you and Heartland concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral, including the Prior Agreement. If a court of competent jurisdiction determines that any term of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that term will not affect the validity or enforceability of any other term of this Agreement and all other terms will remain in full force and effect. The various terms of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any term contained in this Agreement is too broad to permit enforcement to its full extent, such term will be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

11.       Withholding of Taxes. Heartland may withhold from any amounts payable under this Agreement all taxes as may be required by law.

12.       No Assignment. Your rights to receive benefits under this Agreement will not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 12, Heartland will have no liability to pay any amount so attempted to be assigned or transferred. This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.       Successors. This Agreement will be binding upon and inure to the benefit of HBT, the Bank, and their successors and assigns.

14.       Amendment. This Agreement may not be amended or modified except by written agreement signed by you and Heartland.

15.       Section 409A. This Agreement is intended to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, or an exemption thereunder and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” under Section 409A. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments will be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). Notwithstanding anything in this Agreement to the contrary, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” under Section 409A, then such payment or benefit will not be paid until the first payroll date to occur following the 6-month anniversary of your termination of employment or, if earlier, upon your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to you, without interest, in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments will be paid without delay in accordance with their original schedule. Notwithstanding the foregoing, Heartland makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will Heartland be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.

16.       Survival. The terms of Sections 5 through Section 15 above and this Section 16 will survive the termination of this Agreement.

IN WITNESS WHEREOF, you, HBT, and the Bank have executed this Agreement as of the Effective Date.

EXECUTIVE	HBT FINANCIAL, INC.

Sign name:	Sign name:

Print name:	Print name:

Title:

HEARTLAND BANK AND TRUST COMPANY

Sign name:

Print name:

Title:

Exhibit A

“Employee”: [•]

“Effective Date”: [•]

“Position”: [•]

“Initial Expiration Date”:  [•]

“Reporting Person”:  [•]

“Location of Employment”:  [•]

“Base Salary”:  $[•]

“Target Bonus”:  [•]

“Annual PTO Days”: [•]

“Outside Covered Period Severance Months”: [•]

“Covered Period Severance Amount”: [•]

“COBRA Months”: [•]

“Restricted Period”: [•]